EXHIBIT 3.7

CERTIFICATE OF FORMATION

OF

BERGDORFGOODMAN.COM, LLC

        1.     The name of the limited liability company is BergdorfGoodman.com, LLC.

        2.     The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

        IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of BergdorfGoodman.com, LLC this 6th day of August, 2004.

/s/ Brenda A. Sanders Secretary